EXHIBIT 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
About.com, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of About.com, Inc. of our reports dated January 20, 1999, except as to
Note 2(q) which is as of March 19, 1999, relating to the balance sheets of About.com, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from June 27, 1996 (inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998, and the related financial statement schedule, which reports are included in the registration statement on Form S-1 dated October 29, 1999 (No. 333-88507).


                                    /S/ KPMG LLP
                                      KPMG LLP

New York, New York
February 15, 2000